EXHIBIT 23

Independent Auditors’Consent

The Board of Directors

PerfectData Corporation:

We consent to incorporation by reference in the registration statement (No. 333-51774) on Form S-8 of PerfectData Corporation of our report dated May 10, 2002, with respect to the balance sheet of PerfectData Corporation as of March 31, 2002, and the related statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-KSB of PerfectData Corporation.

KPMG LLP

Los Angeles, California

June 20, 2002

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